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                    February 7, 2024

       Richard G. Rodick
       Chief Financial Officer
       Altisource Asset Management Corp
       5100 Tamarind Reef
       Christiansted, U.S. Virgin Islands 00820

                                                        Re: Altisource Asset
Management Corp
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed March 27,
2023
                                                            File No. 001-36063

       Dear Richard G. Rodick:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction